Exhibit 10.01

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***].

SUPPLY AGREEMENT

This Supply Agreement (hereinafter the “Agreement”), dated as of April 1, 2010, is made and entered into by and among Coinmach Corporation (hereinafter, “Buyer”), and Alliance Laundry Systems LLC, a Delaware limited liability company (hereinafter, “Seller’).

WITNESSETH

WHEREAS, Buyer is in the business of providing vended and non-vended laundry equipment services for multi-family housing units, owning and operating their own coin laundries, and is also a distributor of coin laundry and on-premise laundry equipment and laundromat stores; and

WHEREAS, Seller is a national manufacturer and distributor of Products (as defined herein); and

WHEREAS, Buyer previously entered into a Supply Agreement with Seller, dated as of May 1, 2008 and subsequently extended thru March 31, 2010 (the “Existing Supply Agreement”) which Buyer and Seller wish to terminate and replace with this Agreement; and

WHEREAS, Buyer desires to purchase certain of its requirements for Products (as defined below) from Seller, and Seller desires to sell to Buyer such Products, in each case pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Requirements Contract. For the term hereof (as defined in Section 12), so long as Seller is a manufacturer of the Products defined in Section 2 herein and so long as Buyer leases and/or operates premises on which one or more coin-operated or card-operated washing machines and/or dryers are located and/or is an authorized distributor for Seller’s Products in one or more territories, Seller agrees to sell to Buyer, and Buyer and/or its subsidiaries agrees to purchase from Seller, Buyer’s requirements of Products on the terms and conditions contained herein.

2. Definition of Products. For purposes of this Agreement, the parties agree that the following are the defined “Products” referenced in this Agreement;

(a) Seller’s coin-operated or card-operated washing machines and front load washers;

(b) Seller’s coin-operated or card-operated dryers, stacked dryers, and tumbler dryers; and

(c) All new replacement and new repair parts for any and all of Seller’s coin-operated or card-operated washing machines, dryers, frontload washers, stacked dryers and tumbler dryers owned by, leased to or serviced by Buyer.

3. Prices. Seller shall charge [***]. The prices to be charged Buyer will be [***].

[***].

All prices are stated on a FOB shipping point basis, except Seller (a) will prepay freight on orders of 42 or more route style products of Seller’s washers and dryers (21 or more for route style stacked dryers and stacked washer/dryers) on shipments within the continental United States. For shipments of washer extractors and tumbler dryers, [***]. Buyer will use its commercially reasonable efforts to order and request shipments of equipment in “full truckloads” (as defined below), but it is acknowledged and agreed that the number of units will vary depending on size and mix of models. For purposes hereof, “full truckloads” are defined as full loads of 53' (fifty three foot) long trailers.

The current prices to be charged to Buyer for replacement and repair parts are those set forth in Seller’s published parts price lists at the time of purchase, stated as either a net price or a suggested list price; however, if such price is listed as a suggested list price, Buyer shall be charged suggested list price less a [***].

Seller reserves the right to select the carrier and shipping point for Products, as long as current transit times are not materially affected and the costs are reasonable and competitive. Payment terms shall be [***]; provided, however, that Seller retains the right to adjust payment terms in the event that Buyer fails to maintain its timeliness of payment in all material respects and after notice of such non-payment, such non-payment has continued for a period of 30 days.

4. Rights with Respect to Future Prices. [***].

5. Competitive Products. Subject to the terms hereof and in consideration of Seller’s agreement to provide significant discount pricing, Buyer and/or its subsidiaries agrees to purchase at least [***] of Buyer’s Product requirements from Seller during the term of this Agreement. Notwithstanding the foregoing, if (i) Seller is unable to deliver Products which Buyer has ordered within ten (10) days of the date such Products would otherwise be shipped in the ordinary course of Seller’s business, (ii) Products available from Seller pursuant to this Agreement do not substantially conform to the equipment specifications required by Buyer or are not compatible in any respect or are not able to be used or installed in their present condition without modification for their intended purpose (other than customary modifications routinely made by Buyer, such as reinforced meter cases, dryer ducts, gas lines, pigtails, coin slides, card readers etc.), (iii) despite Buyer’s good faith efforts to solicit a customer to purchase Seller’s equipment, such customer requests the installation or use of equipment from an alternate source, or (iv) Seller refuses or is not able to finance equipment purchases for a customer and such customer decides to buy equipment from an alternate source, then, in each such case, Buyer shall have the right to purchase equipment from any other source (and such purchases by Buyer shall be excluded from the [***] requirement to purchase Products under this Agreement). In the event that specific Product models are unavailable, Buyer has the right to request that Seller substitute upgraded models for delivery at no additional cost to Buyer.

Additionally, any failure by Seller to deliver Products within 45 days from the date such Products are ordered by Buyer shall be deemed to be an Event of Default by Seller hereunder.

6. Technical Support. Seller will commit resources to work directly with Buyer on projects mutually beneficial to both parties, including but not limited to audit control, electronic display, card-actuated washers and dryers and stacked frontload washer/dryer combinations. The parties hereto acknowledge and agree that this undertaking is necessary to permit Buyer to ensure timely responses to competitive new product developments and to allow Buyer to be more competitive by offering more efficient, customer-friendly laundry equipment services.

7. Forecasting and Logistics. Three (3) business days prior to the beginning of each calendar month, Buyer shall provide Seller a rolling ninety (90) day forecast of monthly requirements for each of the product categories identified in Section 2(a) relating to Buyer’s route business, [except that the first thirty (30) days of the forecast shall be by model.] Quantities provided in the forecast will not be binding on Buyer but shall only serve to evidence a good faith estimate of future requirements.

Buyer and Seller will cooperate with each other and use their respective good faith efforts to optimize order processing and distribution logistics using the following guidelines:

(a) The locations listed below will require orders in full truckload quantities:

Cranbury, NJ	Monrovia, CA
Dallas, TX	Syosset, NY
Houston, TX	Elkridge, MD
Union City, CA

(b) Intermodel shipments (truckloads on trains) will be made to the following locations with the associated estimated transit time:

Location	Transit Time
Dallas, TX	3-4 days
Monrovia, CA	5-6 days
Houston, TX	3-4 days
Union City, CA	3-4 days

(c) Buyer must order in increments of 6 for topload washers, electric dryers, and gas dryers and in increments of 3 for stacked dryers and stacked washer/dryers.

8. Product Reliability. Buyer and Seller will share with each other service history and product reliability data which is readily available to Buyer concerning the performance of Seller’s products; provided that Seller agrees to treat all such data as confidential information of Buyer and shall not disclose any such data to any third party without Buyer’s prior written approval in accordance with Section 22 hereto.

9. Product Warranty. All Products sold to Buyer shall be sold to Buyer with Seller’s standard manufacturer’s warranty and standard commercial limited parts warranties, in each case in existence at the time of purchase, unless otherwise specified by Seller and mutually agreed to in writing by Buyer in advance of any sale; except [***].

[***]. Seller will continue to extend standard warranty on all distribution-style products and all route style products sold through distribution.

10. Representations and Warranties. Each of Seller and Buyer represents and warrants to the other as of the date hereof that:

(i) such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(ii) such party has the power, authority and all other rights necessary and sufficient to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder; and

(iii) such party has taken all necessary action on its part to authorize the execution, delivery and performance of this Agreement and this Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid, binding obligation of such party, enforceable against such party in accordance with its terms.

Seller further represents and warrants to Buyer and covenants as of the date hereof that:

(i) each Product shall be manufactured by Seller and not by any subcontractor or other person or entity, unless in the manufacture of such Products such subcontractor or other person or entity is required to comply with the same product quality and standards applicable to other similar products of Seller and that such Products carry warranties of Seller no less favorable than those provided by Seller on other similar products of Seller;

(ii) each Product shall be manufactured, processed, packaged and shipped by Seller in conformity with all applicable laws and regulations and, upon delivery to Buyer in accordance with the terms and conditions of this Agreement, shall be free of defects, liens, encumbrances or claims of any kind, including, but not limited to, claims of third parties;

(iii) all raw materials purchased, supplies actually supplied or obtained by Seller and all equipment utilized in the manufacture of the Products and parts therefor shall be purchased, supplied, obtained and utilized in compliance with all applicable laws, rules and regulations;

(iv) neither the execution and delivery of this Agreement by Seller nor the performance of Seller’s obligations contemplated hereby will: (a) result in any violation of or constitute a breach of or default under any of the terms or provisions of: (i) Seller’s formation documents or (ii) without regard to the giving of notice or the passage of time, any contract or any other obligation to which Seller is a party or to which it is subject or bound; (b) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, Seller; or (c) constitute a violation by Seller of any applicable law, rule or regulation; and

(v) there are no pending or, to the best of Seller’s knowledge, threatened, judicial, administrative or arbitral actions, claims, suits or proceedings against Seller relating to the activities contemplated by this Agreement or that otherwise could reasonably be expected to have a material adverse effect on Seller’s performance of its obligations hereunder.

11. Default and Arbitration. Each of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

(a) Default in the payment when due of any amount owed to either party by the other under this Agreement, if such failure continues for a period of thirty (30) days after notice of such default is delivered to the applicable party;

(b) Default by Buyer in the obligation to purchase Products from Seller in the manner set forth in Sections 1 and 5, if such failure continues for a period of thirty (30) days after written notice by Seller of such default; and

(c) Default by Seller in any of Seller’s obligations to Buyer under this Agreement, including but not limited to Seller’s failure to timely deliver Products to Buyer pursuant to Section 5 hereof and Seller’s breach of any representation or warranty of Seller contained in Section 10 hereof.

Upon the occurrence and continuation of an Event of Default hereunder, Seller, in the case of an Event of Default under clause (a) or (b) of this Section 11, and Buyer, in the case of an Event of Default under clause (a) or (c) of this Section 11, shall have the non- exclusive right to commence appropriate proceedings in any state court located in New York, New York, or in the federal courts for the Southern District of New York, Buyer and Seller hereby agreeing that it irrevocably submits to the jurisdiction of such courts and waives, to the fullest extent such party may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. The foregoing notwithstanding, if there is a dispute arising out of any of the other terms of this Agreement, such dispute shall promptly, and in the first instance, be submitted to arbitration in New York, New York, with such dispute to be heard by a retired judge provided by the Judicial Arbitration and Mediation Service in accordance with the commercial rules then in effect of the American Arbitration Association, and any award of such judge pursuant to any such arbitration proceeding shall be final and binding upon the parties hereto.

12. Term. This Agreement shall commence [***] and shall remain in full force and effect until [***].

13. Termination. This Agreement may be terminated in the following circumstances:

(a) Buyer may terminate this Agreement upon the occurrence of a Change of Control (as hereafter defined) affecting Buyer upon the giving of written notice to Seller specifying a termination date of not less than 120 days following the date of such notice. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the earliest of the following events: (i) upon the sale, transfer or other disposition, on a cumulative basis subsequent to the date of this Agreement, of equity securities representing interests sufficient to elect a majority of the board of directors or other persons responsible for the management or governance of Buyer or of Coinmach Service Corp., a Delaware corporation (“CSC”), the indirect parent of Buyer; (ii) upon any other occurrence after the date of this Agreement resulting in the ability of any person or group of persons not presently in control of Buyer or CSC to, directly or indirectly, exercise actual control over the direction and management of Buyer or CSC; or (iii) the sale or other disposition of all or substantially all of the assets of Buyer or CSC; provided, however, that no Change of Control hereunder shall be deemed to have occurred as a result of the sale or issuance by Buyer or CSC of any class of equity securities in a transaction pursuant to a registration statement which has been declared effective by the U.S. Securities and Exchange Commission; or

(b) Buyer may terminate this Agreement (i) immediately upon Seller’s default of any covenant or agreement under, or other breach of, this Agreement, (ii) upon the occurrence of a default by Seller under any of its bank agreements, bond indentures or other debt agreements after not less than sixty (60) days advance written notice to Seller of such intent to terminate, or (iii) upon Seller’s failure to provide Buyer with written notice of any default referenced in clause (ii) of this Section 13(b) within ten (10) days of the occurrence thereof.

14. Notice. Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given, or delivered upon (a) deposit in the United States certified or registered mails, with proper postage prepaid, (b) deposit with a reputable overnight courier with all charges prepaid, or (c) delivery, if hand-delivered by messenger, all of which must be properly addressed to the party to be notified as follows:

If to Seller at:	Attn.: President & Chief Operating Officer Alliance Laundry Systems LLC Shepard Street P.O. Box 990 Ripon, WI 54971-0990

with a copy to:	Attn.: Senior Vice President Sales – North America Alliance Laundry Systems LLC Shepard Street P.O. Box 990 Ripon, WI 54971-0990

With a copy to:	Attn.: Vice President Chief Legal Officer & Secretary Alliance Laundry Systems LLC Shepard Street P.O. Box 990 Ripon, WI 54971-0990

If to Buyer at:	Coinmach Corporation 303 Sunnyside Blvd, Suite 70 Plainview, NY 11803 Attn.: Chief Executive Officer

or to such other address as each party may designate for itself by like notice.

15. Choice of Law. This Agreement shall be governed by the laws of the State of New York.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. This Agreement may not be assigned, transferred or otherwise conveyed by Buyer or Seller without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or unduly delayed.

17. Counterparts Clause; Telecopy Execution. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

18. Future Acquisitions. Buyer may, in the future, acquire other route businesses from independent operators and operate such businesses either (a) through a newly-formed and wholly-owned subsidiary (if, for example, such acquisition is structured as a stock purchase with the acquired corporation not thereafter being merged with and into one of Buyer’s subsidiaries or affiliates) or (b) through acquisition by one of Buyer’s existing operating entities (if, for example, such acquisition is structured as an asset purchase). In the event that Buyer consummates any such future acquisitions and the cash consideration paid by Buyer does not exceed $50 million in the aggregate for all such acquisitions, Buyer or its applicable subsidiary or affiliate shall remain entitled to the same rights and benefits hereunder as if such person were a party as an additional “Buyer” to this Agreement, and in the event any acquisition results in a new wholly-

owned or controlled subsidiary of Buyer and the cash consideration paid by Buyer in all prior acquisitions following the date hereof exceeds $50 million in the aggregate, Buyer shall cause such new subsidiary to execute an agreement, in form and substance reasonably satisfactory to Seller, adopting the terms of this Agreement as a “Buyer” hereunder and agreeing to be bound by all the terms and provisions hereof; provided, however, that the foregoing shall not require Buyer or any such new subsidiary to take any action that is prohibited by applicable law or is prohibited by, or would otherwise result in a default under or breach of, any agreement or instrument to which Buyer or such new subsidiary is a party and, provided further that, until such time as any such new subsidiary has adopted this Agreement, Buyer shall, subject to the foregoing, cause such new subsidiary to abide and be bound by the terms hereof in the same manner as if such new subsidiary were a party hereto. Notwithstanding the foregoing, in the event Buyer’s new subsidiary is already a party to a supply or similar agreement (exclusive of a supply agreement which was entered into by such new subsidiary in contemplation of Buyer’s acquisition or formation of such new subsidiary), Buyer is not bound to cause such new subsidiary (and such new subsidiary shall not be required) to execute an agreement adopting the terms of this Agreement or to abide and be bound by the terms hereof in any manner whatsoever. Buyer shall use commercially reasonable efforts to obtain the cancellation or termination of any provision preventing a new subsidiary from becoming a party to this Agreement, provided that Buyer shall not be obligated to expend funds or take any other action adverse to Buyer’s interests in order to obtain such cancellation or termination, and further provided that upon the expiration of any such restrictive provision, Buyer shall, subject to the foregoing, cause such new subsidiary to join in and become a party to this Agreement. Notwithstanding any provision to the contrary herein, this Section 18 and the obligations of Buyer hereunder shall not for any reason whatsoever be applicable to, and shall otherwise have no force or effect in relation to, either of the two potential acquisitions specifically identified by Buyer to Seller on or prior to the date hereof.

19. Incorporation of Schedules. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as fully set forth herein.

20. Section Headings. Section headings contained in this Agreement are for convenience and reference only and shall not be deemed a part of this Agreement.

21. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

22. Confidentiality. Each of Buyer and Seller shall maintain, and shall cause each of their respective directors, officers, employees, agents, consultants, representatives, advisors, potential financing sources, rating agencies and affiliates (collectively, “Representatives”) to maintain, the confidentiality of this Agreement and of all other confidential and/or proprietary information concerning the parties hereto and their respective businesses which is provided by a party to the other party in connection with the negotiation, execution and delivery of this Agreement and/or the performance of the arrangements contemplated hereby; provided, however, that each of Buyer and Seller may only disclose information concerning this Agreement and other confidential and/or proprietary information of the other party to (a) its Representatives who need to know such information for the purpose of consummating the arrangements contemplated hereby and only to the extent that such Representatives are notified of the confidential nature of such information and are otherwise bound by obligations of confidentiality sufficient to protect the confidentiality of such information, (b) a governmental body or regulatory authority and only to the extent as is, in the opinion of its legal counsel, required by any applicable law, rule or regulation (including, without limitation, the reporting obligations of either Buyer or Seller under the Securities Act of 1933, the Securities Exchange Act of 1934, or the rules and regulations promulgated by the Securities and Exchange Commission), or by any order of any judicial or administrative proceeding. The foregoing notwithstanding, each of Buyer and Seller agrees that it shall use the information contained in this Agreement, and any other confidential and/or proprietary information which it obtains concerning the other party, only for the purpose of performing its duties and obligations under this Agreement, and that it shall not use or exploit such information for its own benefit, or for the benefit of any other person, without the other party’s prior written consent.

Notwithstanding the foregoing, Buyer and Seller shall be responsible for any breach of this confidentiality provision by any of their respective Representatives. With respect to any information required to be disclosed pursuant to applicable law, rule, regulation, legal process or by any order of any judicial, regulatory or administrative proceeding, the disclosing party will promptly notify the non-disclosing party of such requirement to disclose and will use commercially reasonable efforts to cooperate with the non-disclosing party to the extent legally permissible if such non-disclosing party should seek to obtain an order or other reliable assurance that confidential treatment will be accorded designated portions of the confidential information.

Notwithstanding any provision of this Agreement to the contrary, the legal obligations of confidentiality hereunder do not extend to the U.S. federal or state tax structure or the U.S. federal or state tax treatment of the arrangements contemplated hereby. If any U.S. federal or state tax analyses or materials are provided to any party, such party is free to disclose any such analyses or materials without limitation.

23. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith (i) embody the complete agreement and understanding among the parties, and (ii) supersede and preempt any prior agreements (including the Existing Supply Agreement, which is hereby terminated and of no further force or effect), summaries of terms and conditions, understandings, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. No waiver of any provision hereof shall be effective unless set forth by written instrument and executed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:		SELLER:

COINMACH CORPORATION, a Delaware corporation		ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company

By:	/s/ Robert M. Doyle	By:	/s/ Jeffrey J. Brothers

	Title: CEO		Title: Senior VP Sales-North America

EXHIBIT A

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EXHIBIT B

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